Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 8, 2024 (except for footnote 1 to the consolidated balance sheets, and Note 2, “Summary of significant accounting policies”, with respect to “Variable interest entities”, as to which the date is June 3, 2024) in the Registration Statement on Form S-1 and the related Prospectus of Ardent Health Partners, LLC for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Nashville, Tennessee

June 21, 2024